Exhibit 99.1

Ekso Bionics Reports Fourth Quarter and Year End 2019 Results

RICHMOND, Calif., February 27, 2020 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2019.

Recent Highlights and Accomplishments

•	Highest quarterly revenue recorded of $3.7 million in the fourth quarter 2019, an increase of 13% compared to $3.3 million for the same period of 2018.
•	Record quarterly EksoHealth revenues of $3.3 million in the fourth quarter 2019, an increase of 28% compared to $2.6 million for the same period of 2018.
•	Quarterly gross margins of approximately 50% in the fourth quarter of 2019, an increase of 500 basis points compared to 45% in the same period of 2018.
•	Total operating expenses decreased by 29% to $4.7 million in the fourth quarter of 2019, compared to $6.6 million in the same period of 2018.
•	Cash used in operating activities decreased to $1.5 million in the fourth quarter of 2019, compared to $5.1 million for the same period in 2018.
•	Booked a total of 26 EksoNR units in the fourth quarter of 2019, four of which were rental units and three of which were previously rented units that were converted to sales.

“By generating record revenues in the fourth quarter of 2019, we are pleased with the traction of our commercial strategy and the value that we believe our customers see in adopting our solutions,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “Our actions to expand customer awareness of the clinical and economic benefits of our innovative products are having a positive impact as we are building sales momentum in the U.S. inpatient rehabilitation and direct European markets. Our focus on partnering with integrated delivery networks and network operators, a key component of our growth strategy, is resulting in greater opportunities for multi-unit sales and facilitating a shorter sales cycle. With regards to our operations, we maintained fiscal discipline as evidenced by reducing our use of cash to its lowest levels in our history. Looking ahead, we believe that we are well-positioned to deliver continued top-line growth through increased sales to our existing customers and expanding our customer pipeline in both the medical and industrial segments.”

Fourth Quarter 2019 Financial Results

Revenue was $3.7 million for the quarter ended December 31, 2019, compared to $3.3 million for the same period in 2018. Revenue in the fourth quarter of 2019 included approximately $3.3 million in EksoHealth revenue, an increase of 28% compared to $2.6 million in the same period in 2018, and approximately $0.4 million in EksoWorks sales, compared to $0.7 million in the same period in 2018. The Company booked a total of 26 EksoNR units in the fourth quarter of 2019, including 4 rental units.

Gross profit for the quarter ended December 31, 2019 increased by about 24% to $1.9 million, compared to $1.5 million in the same period in 2018, representing a record gross margin of approximately 50% in the fourth quarter of 2019, compared to a gross margin for the same period in 2018 of 45%. The overall increase in gross margin is primarily due to higher average selling prices and lower production costs of the Company’s EksoNR devices.

Sales and marketing expenses for the quarter ended December 31, 2019 were $2.7 million, a decrease of $0.2 million, or approximately 7%, compared to the same period in 2018. The decrease was primarily due to lower general marketing and trade show expenses, a decrease in clinical trial activities and the absence of amortization expense related to intangible assets.

Research and development expenses for the quarter ended December 31, 2019 were $0.6 million, compared to $1.4 million for the same period in 2018, a decrease of $0.8 million, or approximately 59%. The decrease was primarily due to lower patent and licensing costs.

General and administrative expenses for the quarter ended December 31, 2019 were $1.4 million, compared to $2.3 million for the same period in 2018, a decrease of $0.9 million, or approximately 40%. The decrease was primarily due to lower external consulting and legal expenses and lower compensation costs from reduced headcount.

Gain on warrant liabilities for the quarter ended December 31, 2019 was $0.3 million due to the revaluation of warrants issued in 2015 and 2019, compared to a $1.2 million gain associated with the revaluation of warrants issued in 2015 for the same period in 2018.

Net loss applicable to common stockholders for the quarter ended December 31, 2019 was $2.7 million, or $0.04 per basic and diluted share, compared to net loss of $4.1 million, or $0.07 per basic and diluted share, for the same period in 2018.

Full Year 2019 Financial Results

Revenue for the full year ended December 31, 2019 increased by 23% to $13.9 million, which includes approximately $11.9 million in EksoHealth revenue and $2.0 million in EksoWorks revenue, compared to $11.3 million in revenue for the same period in 2018. The increase in revenue for the 2019 period is primarily due to a higher volume of EksoGT and EksoNR sales.

Gross profit for the full year ended December 31, 2019 increased by 57% to approximately $6.8 million, representing a gross margin of approximately 49%. This compares to gross profit of $4.3 million for the same period in 2018, representing a gross margin of 38%. The increase was primarily due to higher average selling prices and lower production costs of EksoGT and EksoNR devices.

Sales and marketing expenses were $11.4 million for the full year ended December 31, 2019, compared to $13.8 million for the same period in 2018, a decrease of $2.4 million. The decrease was primarily due to the absence of one-time severance and related costs, the absence of amortization expense related to intangible assets, lower general marketing and trade show expenses and a decrease in clinical trial activities.

Research and development expenses were $4.6 million for the full year ended December 31, 2019, compared to $5.8 million in the same period in 2018, a decrease of $1.2 million primarily due to lower employment costs.

General and administrative expenses were $7.4 million for the full year ended December 31, 2019, compared to $11.7 million in the same period in 2018, a decrease of $4.3 million. The decrease was primarily due to an absence of a one-time severance and related costs associated with certain former executive officers in the comparable period of 2018, lower external consulting costs and lower legal expenses.

Gain on warrant liabilities for the full year ended December 31, 2019 was $6.4 million due to the revaluation of warrants issued in 2015 and 2019, compared to $1.1 million associated with the revaluation of warrants issued in 2015 for the same period in 2018.

Net loss applicable to common stockholders for the full year ended December 31, 2019 was $12.1 million, or $0.17 per basic and diluted share, compared to $27.0 million, or $0.44 per basic and diluted share, for the same period in 2018.

Cash on hand at December 31, 2019 was $10.9 million, compared to $7.7 million at December 31, 2018. For the full year ended December 31, 2019, the Company used $ million of cash in operations, compared to $22.2 million for the same period in 2018.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13698960. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, plans or strategy relating to the marketing and adoption and acceptance of the Company’s products and potential for adoption of the Company’s products by the market, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance, (iv) estimates or projections of sales and prospective customers, and (v) the assumptions underlying or relating to any statement described in points (i) through (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the period and year ended December 31, 2019, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 that are required to be included in such annual report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, adverse regulatory decisions related to the China JV and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to our Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com

Media Contact:

Carrie Yamond Mas

917-371-2320

cmas@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31, (Unaudited)		Year ended December 31,
	2019	2018	2019	2018

Revenue	$3,719	$3,296	$13,917	$11,332
Cost of revenue	1,865	1,804	7,153	7,023
Gross profit	1,854	1,492	6,764	4,309

Operating expenses:
Sales and marketing	2,731	2,935	11,398	13,827
Research and development	564	1,368	4,596	5,847
General and administrative	1,398	2,327	7,409	11,665

Total operating expenses	4,693	6,630	23,403	31,339

Loss from operations	(2,839)	(5,138)	(16,639)	(27,030)

Other income (expense), net:
Interest expense	(68)	(131)	(384)	(600)
Gain on warrant liability	330	1,225	6,376	1,063
Loss on modification of warrants	-	-	(257)	-
Finance cost attributed to issuance of warrants	(389)	-	(1,096)	-
Other income (expense), net	243	(86)	(132)	(425)
Total other income, net	116	1,008	4,507	38

Net loss	$(2,723)	$(4,130)	$(12,132)	$(26,992)

Basic and diluted net loss per share	$(0.04)	$(0.07)	$(0.17)	$(0.44)

Weighted average number of shares of common stock, basic and diluted	76,804	62,735	71,911	61,229

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash	$10,872	$7,655
Accounts receivable, net	5,208	3,660
Inventories, net	2,489	3,371
Prepaid expenses and other current assets	238	281
Total current assets	18,807	14,967
Property and equipment, net	1,657	2,365
Right-of-use asset	1,084	0
Goodwill	189	189
Other assets	178	134
Total assets	$21,915	$17,655
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,903	3,156
Accrued liabilities	1,683	3,489
Deferred revenues, current	1,492	1,102
Note payable, current	2,333	2,333
Lease liabilities, current	421	0
Total current liabilities	7,832	10,080
Deferred revenue	1,789	1,495
Note payable, net	407	2,648
Lease liabilities	711	0
Warrant liabilities	4,307	585
Other non-current liabilities	72	119
Total liabilities	15,118	14,927
Stockholders' equity:
Common stock	87	63
Additional paid-in capital	189,938	173,903
Accumulated other comprehensive gain ( loss)	50	(92)
Accumulated deficit	(183,278)	(171,146)
Total stockholders' equity	6,797	2,728
Total liabilities and stockholders' equity	$21,915	$17,655